Exhibit 10.15


     PURCHASE AGREEMENT OF IRSCO DEVELOPMENT COMPANY BY COMPUMED

     1. CompuMed shall acquire Irsco Development Company, Inc. ("Irsco") for an exchange of stock.

     2. CompuMed shall issue 500,000 shares of its $3.50 preferred stock, series B, to the owners of 100% of the stock of Irsco Development Corporation for all of their stock. These shares shall be divided equally between Winston Millet and Max Guefen. The preferred stock is convertible into common stock at the rate of ten shares for one. CompuMed, upon 30 days notice, has the right of redemption after one year at $3.85 per share subject to the stockholders option to convert to common. In addition, CompuMed shall issue 220,000 five year warrants exercisable at $.37 1/2 cents per share.

     3. CompuMed understands that Irsco has agreed to a three year 9% interest third trust deed for $470,000 less any accrued liabilities to be placed against the property. Payments by Irsco of 3% will be due monthly for three years.

     4. David Edelstein will be receiving upon closing a finder's fee of 23,333 shares of CompuMed convertible preferred stock, series B. The parties hereto represent that there are no other finders or agents entitled to any fees in regard to this transaction.

     5. The property owned by Irsco Industrial Park is subject to the following trust deeds including the third trust deed set forth in paragraph 3, above:

          1st and 2nd trust deed        3,220,000
          3rd trust deed                  470,000
                                        ---------
          Total                        $3,690,000

     6. The exchange of stock is specifically subject to an appraised value of the Irsco Industrial Park of not less than $5.2 million.

     7. Sellers represent and warrant the validity of the Irsco financial statement on a full accrual basis as of August 12, 1994, and that there are no other encumbrances on Irsco or the property, and that there are no financial commitments or obligations other than those disclosed in the financial. The balance sheet is an approximation as of August 12, 1994 and adjustments to the third trust deed will be made as necessary to conform with the final audited statement for a $1.5 million net worth of Irsco.

     8. Winston Millet agrees to manage the property for 3% of revenue with Irsco/CompuMed keeping the books. Management fees shall only be due out of positive cash flow and shall otherwise accrue.

     9. CompuMed and Irsco represent that they are corporations duly organized, validly existing and in good standing under the laws of Delaware and California, respectively. CompuMed and Irsco represent that the execution and delivery of this agreement by them and the conveyance of stock provided in it have been duly authorized by all necessary corporate action, and is a valid and binding agreement on both CompuMed and Irsco at the closing.

     10. The two Irsco stockholders ("stockholders") acknowledge that the CompuMed Preferred Stock received by them has not been registered under the Securities Act of 1933, as amended (the "Act") or qualified under the California Securities Law of 1968, as amended, and that the stockholders are acquiring the Preferred Stock for their own accounts for investment purposes and not with a view to, or for sale in conjunction with, any distribution thereof in a manner contrary to the Act. Stockholders represent that they have acquired sufficient information about CompuMed to reach an informed decision to acquire the CompuMed Preferred Stock.

                                        Agreed to this 12 of August 1994

     COMPUMED, INC.                     IRSCO Development Co., Inc.

     By /s/ Robert Stuckelman
        _____________________           By  /s/ Winston Millet
          Robert Stuckelman,                ______________________________
            President                         Winston Millet, President

                                        By  /s/ Max Guefen
                                            ______________________________
                                             Max Guefen, Secretary